Exhibit 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM Announces Hiring of Robert Jay Miley as President

El Segundo, California — November 5, 2014 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, announced today it has hired Robert Jay Miley as President, a position previously held by the Company’s Chairman and CEO, Frank Khulusi. Mr. Miley, working directly with Mr. Khulusi, will be responsible for the day-to-day operations of the Company, including driving strategic initiatives, growing the Company’s sales and gross profits and managing the Company’s cost structure.

Mr. Miley was previously with Ingram Micro, where he held many roles of increasing responsibility spanning approximately 20 years, most recently as Vice President and General Manager of the technology distributor’s multi-billion dollar Advanced Technology Division in North America, which is focused on supporting high-profile and emerging networking, unified communications and security solutions.  Mr. Miley was accountable for the operating income of that division and was directly responsible for sales, marketing, vendor management and other aspects of the division.  Previously, Mr. Miley served as Vice President & Managing Director of Ingram Micro’s multi-billion dollar Australian & New Zealand based subsidiaries, where he had full responsibility for sales, marketing, product management, purchasing, operations, human resources, IT, finance, strategy and legal functions. Mr. Miley earned an MBA from the University of Southern California Marshall School of Business and graduated from the University of California Santa Barbara with a Bachelors of Arts, Business Economics and a Bachelor of Arts, Political Science.  Mr. Miley is married with three children.

Frank Khulusi, PCM’s Chairman and CEO, remarked, “We are thrilled to have the privilege of adding Jay Miley to our team. We believe Jay’s experience at Ingram Micro will blend perfectly into our strategy of growing our advanced technology solutions and services, as well as driving a culture of accountability and success throughout all of our business units. His cross-functional experience in our industry will bring significant expertise and best practices, and we expect Jay will play a key role in the next chapter for PCM, as we further develop and implement strategic initiatives designed to optimize profitable growth.”

Commenting on his new position with PCM, Mr. Miley said, “I am very happy to be joining the PCM team. I believe the Company is poised to capitalize on the investments it has been making to grow its sales and profits, and I look forward to bringing a fresh perspective to help drive our shared success.”

Mr. Miley will be joining the Company effective December 1, 2014, and will be located in its corporate headquarters in El Segundo, California.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended June 30, 2014, we generated approximately $1.4 billion in revenue and now have over 2,800 employees, 65% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.